UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/29/2006

Pegasystems Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-11859

Massachusetts	04-2787865
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

101 Main Street, Cambridge, Massachusetts 02142
(Address of principal executive offices, including zip code)

617-374-9600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On December 29, 2006, Pegasystems Inc. (the "Company") and Richard Jones, a member of the Company's Board of Directors, entered into an Amendment to Stock Option Grant (the "Amendment"), in relation to an option granted to Mr. Jones in October 2001 to purchase 50,000 shares of the Company's common stock (the "October 2001 Option"). The Amendment increased the exercise price of this option from $2.331 per share to $4.01 per share.

The Company determined that the original exercise price for the October 2001 Option was below the fair market value of the Company's common stock on the date when the grant became effective. To the extent that the October 2001 Option vested after December 31, 2004, Mr. Jones could have been deemed to have received nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code. The Company and Mr. Jones entered into the Amendment in order to avoid the receipt of nonqualified deferred compensation by Mr. Jones in connection with the October 2001 Option, in accordance with Notice 2006-100 issued by the Internal Revenue Service on November 30, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pegasystems Inc.

Date: January 04, 2007	By:	/s/ Craig A. Dynes
Craig A. Dynes
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Amendment to Stock Option Agreement between Pegasystems Inc. and Richard Jones